Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, October 20, 2006 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $11,987,802.48 or $0.257200 per unit, based principally upon production during the month of August 2006. The distribution is payable November 14, 2006, to unit holders of record as of October 31, 2006.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,616,912 Mcf (3,842,358 MMBtu). Dividing revenues by production volume yielded an average gas price for August 2006 of $6.58 per Mcf ($6.20 per MMBtu) as compared to $6.30 per Mcf ($5.85 per MMBtu) for July 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,349,680. Lease operating expense was $2,161,761 and taxes were $2,551,395.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com